Exhibit 10.1

AGREEMENT BY AND BETWEEN
The First National Bank of Ottawa
Ottawa, Illinois
and
The Comptroller of the Currency

    The First National Bank of Ottawa, Ottawa, Illinois ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller") wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

    The Comptroller has found unsafe and unsound banking practices relating to loan risk ratings and the Allowance for Loan and Lease Loss methodology, as well as violations of law at the Bank.

    In consideration of the above premises, is agreed, between the Bank, by and through its duly elected  and acting  Board  of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times  in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

    (1)           This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C.  § 1818(b)(l).

    (2)           This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(l) and 12 U.S.C. § 1818(i)(2).

    (3)         This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.P.R. §§ 5.3(g)(4) and 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

    (4)         This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(l)(A).

    (5)         All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

       Assistant Deputy Comptroller
       Peoria Field Office
       211 Fulton Street, Suite 604
      Peoria, IL 61602

ARTICLE II

EXTENSIONS OF CREDIT TO INSIDERS

(1)   The Bank is prohibited from making  an extension of credit, including the payment of overdrafts, directly or indirectly to any insider  unless the extension of credit is:

(a)	approved in advance by a majority of the entire Board, not merely a quorum thereof, with any interested insider abstaining from voting and participation directly or indirectly in the deliberations regarding the approval; and

(b)	the Board has determined in writing that it is advantageous for the Bank to engage in such action, and that the action complies with all applicable laws, rules, regulations, and Comptroller's issuances, including, but not limited to 12 U.S.C. §§ 375a and 375b, and 12 C.P.R. Part 215. Approval of an extension of credit to an insider noted in Board minutes does not fulfill the written requirements of this paragraph (1).

    (2)           For purposes of this Article, "insider'' and "extension of credit" shall  have  the same  meanings as set forth  in 12 C.P.R.§§ 215.2(h) and 215.3, respectively.

ARTICLE III

LOAN RISK RATING SYSTEM

    (1)   Within ninety (90) days, and on an ongoing basis  thereafter, the Board  must ensure that the Bank's internal risk ratings of commercial or agricultural credit relationships (covered relationship), as assigned by responsible loan officers and by any independent loan reviewer, are timely, accurate, and consistent with the regulatory credit classification criteria set forth  in the Rating Credit Risk Booklet, A-RCR, of the Comptroller's Handbook. At a minimum, the Board must ensure, on an ongoing basis, that with respect to the assessment of credit risk of any covered relationship:

(a)	the primary consideration is the strength of the borrower's primary source of repayment (i.e., the probability of default rather than the risk of loss);

(b)	if the primary source of repayment is cash flow from the borrower's operations, the determination of the strength of the borrower's cash flow is limited to analysis of the borrower's historical and projected financial statements, past performance, and future prospects in light of conditions that have occurred;

(c)	collateral, non-government guarantees, and other similar credit risk mitigants that affect potential loss in the event of default (rather than the probability of default) are taken into consideration only if the primary source of repayment has weakened and the probability of default has increased;

(d)	collateral values should reflect a current assessment of value based on actual market conditions and project status;

(e)	credit risk ratings are reviewed and updated whenever relevant new information is received, but no less frequently than annually; and

(f)	the credit risk rating analysis is documented and available for review by the Board and the OCC upon request.

    (2)           Within ninety (90)  days,  and on an ongoing basis thereafter, the Board  must  ensure that any covered relationship with a high probability of payment default or other  well  defined weakness is rated  no better  than Substandard, unless the debt is secured by marketable securities or cash.   Consistent with  the guidance in the Rating Credit Risk  Booklet, A-RCR, of the Comptroller's Handbook, the presence of illiquid collateral or existence of a plan for improvement does not, and a non-government guarantee generally will not, mitigate the probability of default or a well-defined weakness.

ARTICLE IV

ALLOWANCE FOR  LOAN AND  LEASE LOSSES

    (1)            Within ninety (90) days,  the Board  shall  adopt  or revise, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate Allowance for Loan  and Lease Losses ("ALLL") in accordance with  U.S. generally accepted accounting principles ("GAAP").  The ALLL policies and procedures shall  be consistent with  the guidance set forth  in the Federal Financial Institutions Examination Council's "Interagency Policy Statement on the Allowance for Loan  and Lease  Losses" dated  December 13, 2006,  (OCC Bulletin 2006-47) ("Interagency Statement") and shall  at a minimum include:

(a)	procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including FASB ASC 310-0, Receivables- Overall- Subsequent Measurement Impairment);

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans that are consistent with GAAP (including FASB ASC 450-20, Loss Contingencies). These procedures shall require the Bank to incorporate annualized year-to-date credit losses into each quarterly analysis and document its estimation of credit losses and its analysis of the nine qualitative factors set forth in the Interagency Statement;

(c)	procedures for validating the ALLL methodology

(d)	a process for summarizing and documenting, for the Board's prior review and approval, the amount to be reported in the Consolidated Reports of Condition and Income for the ALLL.

    (2)    The Board shall  adopt  or revise, implement, and thereafter ensure adherence to written policies and procedures to ensure that all official and regulatory reports filed  by the Bank accurately reflect an adequate ALLL  balance as of the date that such  reports are submitted.

ARTICLE V

OTHER PROVISIONS

    (1)    It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon  him  by the several laws of the United States of America to undertake any action affecting  the Bank, nothing  in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent  the Comptroller from so doing.

    (2)    Any  time limitations imposed  by this Agreement shall begin to run from the effective date ofthis Agreement. Such time requirements may be extended in writing by the Assistant  Deputy Comptroller for good cause upon written application by the Board.

    (3)    The provisions of this Agreement shall be effective  upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended  in writing  by mutual  consent of the parties to the Agreement or excepted, waived,  or terminated in writing  by the Comptroller.

    (4)    In each instance  in this Agreement in which the Board is required  to ensure adherence  to, and undertake to perform  certain obligations of the Bank, it is intended  to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)	require corrective action be taken in a timely manner of any noncompliance with such actions.

    (5)    This Agreement is intended  to be, and shall be construed to be, a supervisory "written agreement entered  into with the agency" as contemplated by 12 U.S.C.  § 1818(b)(l), and expressly does  not fom1, and may  not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank  under  his supervisory powers, including 12 U.S.C. § 1818(b)(l), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank  nor the Comptroller has any intention to enter  into a contract. The Bank  also expressly acknowledges that  no officer or employee of the Office of the Comptroller of the Currency has statutory or other  authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any  other  federal bank  regulatory agency or entity, or any  officer or employee of any of those  entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities. The terms  of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior  agreements or prior arrangements between the parties, whether oral  or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Gary L. Baranowski	5-22-12
Gary L. Baranowski	Date
Assistant Deputy Comptroller
Peoria Field Office

    IN TESTIMONY  WHEREOF, thee undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Bradley J. Armstrong	5-16-12
Bradley J. Armstrong	Date

/s/ Joachim J. Brown	5-16-12
Joachim J. Brown	Date

/s/ John L. Cantlin	5-16-12
John L. Cantlin	Date

/s/ Donald J. Harris	5-16-12
Donald J. Harris	Date

/s/ Thomas P. Rooney	5-16-12
Thomas P. Rooney	Date

/s/ William J. Walsh	5-16-12
William J. Walsh	Date

/s/ Brian Zabel	5-16-12
Brian Zabel	Date